                                                                   EXHIBIT 23(i)


                         CONSENT OF RYDER SCOTT COMPANY


To the Board of Directors of Forman Petroleum Corporation:

     We hereby consent to the use of our report dated March 10, 1997 (the "Report") entitled "Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests Owned by Forman Petroleum Corporaiton as of January 1, 1997" and of the estimates of net proved oil and natural gas reserves of Forman Petroleum Corporation, and their present values, as of January 1, 1997 in this Form S-4 Registration Statement and the prospectus incorporated therein, and all references to our firm therein, subject to the conditions in the text of the "Report".



                              RYDER SCOTT COMPANY
                              PETROLEUM ENGINEERS



Houston, Texas
June 25, 1997